SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 25, 2006

MSGI SECURITY SOLUTIONS, INC.

(Exact name of Registrant as specified in charter)

Nevada	0-16730	88-0085608
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File No.)	Identification No.)
incorporation)

575 Madison Avenue
New York, New York 10022
(Address of Principal Executive Offices)

917-339-7134
(Registrant’s telephone number, including area code)

Item 1.01 Entry into a Material Definitive Agreement

On October 25, 2006 the Company entered into a Sub -Contracting Agreement with Hyundai Syscomm Corp, a California Corporation, (“Hyundai”). The Sub-Contracting Agreement allows for MSGI and its affiliates to participate in contracts that Hyundai and/or its affiliates now have or may obtain hereafter, where the Company’s products and/or services for encrypted wired or wireless surveillance systems or perimeter security would enhance the value of the contract(s) to Hyundai or its affiliates.

The initial term of the Sub-Contracting Agreement is three years, with subsequent automatic one year renewals unless the Sub-Contracting Agreement is terminated by either party under the terms allowed by the Agreement.

Further, under the terms of the Sub-Contracting Agreement, the Company will provide certain limited product and software warranties to Hyundai for a period of 12 months after the assembly of the Company’s products and product components by Hyundai or its affiliates with regard to the product and for a period of 12 months after the date of installation of the software by Hyundai or its affiliate with regard to the software. The Company will also provide training, where required, for assembly, maintenance and usage of the equipment and shall charge it’s most favored price for such training services.

No title or other ownership of rights in the Company’s Firmware or any copy thereof shall pass to Hyundai or its affiliates under this Agreement. Hyundai and its affiliates agree that it shall not alter and notices on, prepare derivative works based on, or reproduce, disassemble or decompile any Software embodied in the Firmware recorded in the Company’s products. The foregoing summary is qualified in its entirety by the Form of Sub-Contracting Agreement, incorporated herein as Exhibit 4.1.

Item 9.01 Financial Statements and Exhibits

(a) N/A
(b) N/A
(c) The following documents are filed herewith as exhibits to this Form 8-K:

Exhibit No.

4.1	Form of Sub-Contracting Agreement

99.1	Press Release issued by the Registrant dated October 26, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSGI SECURITY SOLUTIONS, INC.

Date: October 31, 2006	By: /s/ Richard J. Mitchell III
Name: Richard J. Mitchell III, Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.      Description of Exhibit

4.1	Form of Subscription Agreement

99.1	Press Release issued by the Registrant dated October 26, 2006.